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                              FOURTH AMENDMENT
                                     TO
                     STORAGE AND DISTRIBUTION AGREEMENT


THIS FOURTH AMENDMENT TO STORAGE AND DISTRIBUTION AGREEMENT is entered into this 20th day of September, 1999 by and between AIRBORNE LOGISTICS SERVICES, a division of ABX Air Inc., ("ALS") and MULTIPLE ZONES INTERNATIONAL, INC., a Washington Corporation ("MZI").

                                   RECITALS

A. MZI and Airborne Freight Corporation ("Airborne") entered into that certain Storage and Distribution Agreement dated September 28, 1992 (the "Primary Agreement").

B. Airborne assigned all of its interest in and to the Agreement to ALS (the "Assignment").

C. The term of the Primary Agreement was extended pursuant to that certain Letter Agreement dated May 23, 1995 (the "Extension"). The Primary Agreement was later amended by that certain First Amendment to Storage and Distribution Agreement dated December 22, 1995 (the "First Amendment"). The Primary Agreement was additionally amended by that certain Second Amendment to Storage and Distribution Agreement dated October 3rd, 1996 (the "Second Amendment"). The Primary Agreement, as amended, was further amended pursuant to that certain Letter Agreement dated October 10, 1997 (the "Second Extension"). The Primary Agreement, as amended, was further amended by that certain Letter Agreement dated December 31, 1997 (the "Third Amendment"). The Primary Agreement, the Assignment, the Extension, the First Amendment, the Second Amendment, the Second Extension, and the Third Amendment are referred to collectively herein as the "Agreement."

D. The parties have agreed to modify the charges for services under the Agreement and extend the Term of the Agreement, all in accordance with this Amendment.

      NOW THEREFORE, the parties agree to amend the Agreement as follows:

1. Except as specifically amended herein, the Agreement shall remain in full force and effect.

2. For the term of this Fourth Amendment (9/01/99-8/31/00), the provisions of the Third Amendment, Schedule 1 ("Rates and Charges"), Schedule 1A ("Definitions"), Schedule 1B ("Terms and Conditions"), and Exhibit 1 ("Revised Receiving, Inventory Control and Shipping Estimates") are hereby superseded and replaced in their entirety by the provisions of this Fourth Amendment, Schedule 1 ("Rates and Charges"), Schedule 1A ("Definitions"),
   Schedule 1B ("Terms and Conditions"), and Exhibit 1 ("Revised Receiving, Inventory Control and Shipping Estimates") all of which are attached hereto.

3. For the term of this Fourth Amendment, the provisions of the Primary Agreement, Section 7 (Standards and Requirements for Airborne's Operation of the Management and Distribution of the Stock) paragraph 7.(a)(i), 7.(a)(ii), 7.(a)(iii), and 7.(a)(iii)(a), are hereby deleted in their entirety and replaced with Amendment 4, Exhibit 2 "Limit of Inventory Liability," and Exhibit 2 - Attachment A, "Multiple Zones International Stock Adjustment Codes." These documents ("Limit of Inventory Liability" and "Multiple Zones International Stock


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   Adjustment Codes") will supersede any previous agreement between MZI and
   ALS defining payment from ALS to MZI as a result of inventory shrinkage.

4. Item 6 in Amendment 1 as well as subparagraph 15 b. in the primary agreement are both hereby deleted in their entirety.

5. The following Termination Clauses will be added for the term of this Fourth Amendment:

   a) Termination for Convenience:

      MZI or ALS may terminate this agreement for purposes of convenience with one-hundred eighty (180) day's prior written notice. In this event, MZI shall have no more than 180 days to remove all MZI owned inventory and property from the ALS Wilmington, Ohio, warehouse. If termination for convenience is enacted, the terminating party shall pay all labor and transportation costs associated with moving MZI owned inventory and property from the Wilmington, Ohio, warehouse.

   b) Termination for Breach:

      Either MZI or ALS may terminate this agreement for material breach thereof by giving the other party not less than 30 days written notice of its intent to terminate and specifying in the notice the reason or reasons for such termination. If the breach is not cured within the time stated in the notice, the termination shall be effective on the date specified in the notice. The party determined to be in breach, shall pay all labor and transportation costs associated with moving MZI owned inventory and property from the Wilmington, Ohio, warehouse.

6. Renewal Term

   a. The schedule of dates and associated terms stated in that certain letter ("The Second Extension") dated October 10, 1997 are hereby deleted in their entirety and replaced with the schedule of dates and associated terms listed below (item 6c).

   b. Additionally, Paragraph 14 in Amendment 1 and Section 14 in the Original Agreement are hereby deleted in their entirety.

   c. ALS and MZI agree to enter into the following schedule of negotiations no later than 5 months prior to expiration of this Fourth Amendment. This following schedule of dates and listed terms will replace those previously agreed upon prior to Amendment 4:

      1) ALS shall notify MZI no later than April 1, 2000 of the rates it intends to charge MZI for the contract term proceeding Amendment Four.

      2) MZI shall have until June 1, 2000 to accept or reject the pricing provided by ALS.

      3) If MZI accepts the pricing the rates shall become effective September 1, 2000.

      4) If MZI rejects the pricing, MZI shall have until October 31, 2000 to vacate the ALS warehouse in Wilmington, Ohio.


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Additionally, if MZI rejects the pricing and MZI desires to operate a warehouse distribution facility within the Commerce Park in Wilmington, Ohio, ALS agrees to pay all transportation costs for transporting the Stock (as this term is defined in the Agreement) to such location designated by MZI. In addition, ALS shall exercise best efforts and good faith in using its influence with the developers of the Commerce Park to secure a commitment to lease a warehouse facility to MZI in the Commerce Park from which MZI can operate a distribution facility for its business, at a rental rate and on terms and conditions comparable to rental rates and terms agreed to with tenants of similar size in the Commerce Park (including competitors of MZI), and with a lease term of not less than five (5) years from the expiration of the Term, plus options to renew. If MZI is unable to secure a new warehouse on the terms stated above prior to the expiration of the term, the agreement shall terminate on the expiration date and MZI shall remove its inventory and owned property from the Stock Exchange on or before October 31, 2000. MZI shall pay the rates and charges in this agreement existing at the end of the term.

In the event MZI and ALS extend this Agreement by mutual consent for one additional year (expiration then being August 31, 2001, and vacancy date then being October 31, 2001) the terms and conditions of Amendment 4 will likewise be extended for the same one year period.


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